Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Samson Resources Corporation and subsidiaries on Form S-4 of our report dated November 8, 2012 (February 14, 2013 as to Note 20) relating to the financial statements of Samson Resources Corporation and subsidiaries as of December 31, 2011, and for the period from November 14, 2011 to December 31, 2011, and Samson Investment Company for the period from July 1, 2011 to December 21, 2011 and the retrospective adjustments to the 2011, 2010 and 2009 financial statements (which report expresses an unqualified opinion on those financial statements and includes an explanatory paragraph referring to a business combination occurring on December 21, 2011 appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the headings “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Tulsa, Oklahoma

February 14, 2013